Exhibit 99.8 (a)(6)

FORM OF AMENDMENT TO TRANSFER AGENCY AGREEMENT

AMENDMENT TO TRANSFER AGENCY AGREEMENT dated as of this 9th day of - November, 2007, by and between Pacific Global Fund, Inc., a Maryland corporation doing business as Pacific Advisors Fund Inc. (the “Fund” or “PAF”), and Pacific Global Investors Services, Inc., a California corporation (“PGIS”).

WITNESSETH:

WHEREAS, PAF and PGIS have entered into a Transfer Agency, Dividend Disbursing Agency, and Administrative Service Agreement dated as of December 22, 1992, (the “Transfer Agency Agreement”), under which PAF has engaged the services of PGIS to serve as transfer agent and dividend disbursing agent and perform certain other administrative services for the Portfolios; and

WHEREAS, PAF and PGIS wish to amend the services performed by and compensation paid to PGIS for its services under the Transfer Agency Agreement as set forth in Schedule A attached hereto, and to amend the out-of-pocket expenses for which PGIS is entitled to reimbursement under the Transfer Agency Agreement as set forth in Schedule D attached hereto;

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein and in the Transfer Agency Agreement, the parties hereto, intended to be legally bound, hereby agree to amend the Transfer Agency Agreement as follows:

1. Schedule A and Schedule D to the Transfer Agency Agreement are amended to read as set forth in Schedule A and Schedule D hereto.

2. This Amendment shall not change any other term or provision of the Transfer Agency Agreement and such other terms and provisions shall remain in full force and effect.

3. Except as otherwise stated herein, capitalized terms used herein shall have the meaning set forth in the Transfer Agency Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be herewith affirmed, as of the day and year first above written.

ATTEST	PACIFIC GLOBAL FUND INC.
d/b/a PACIFIC ADVISORS FUND INC.

/s/ Jingjing Yan	/s/ George A. Henning

ATTEST	PACIFIC GLOBAL INVESTORS SERVICES, INC.

/s/ Catherine L. Henning	/s/ Barbara A. Kelley

Schedule A

Transfer Agency Fee Schedule

Effective January 1, 2008

Account Maintenance and Processing Fees:

(1) Class A Shares

$21.00 per open account per year. and

$3.50 per closed account per year; or

A Minimum Fee of $21,600 per Portfolio per year.

(2) Class C Shares

$21.00 per open account per year, and

$3.50 per closed account per year; or

A Minimum Fee of $21,600 per Portfolio per year.

(3) Class I Shares

$21.00 per open account per year, and

$3.50 per closed account per year; or

A Minimum Fee of $21,600 per Portfolio per year.

(4) Out-of-Pocket Expenses authorized by this Agreement.

(5)  Service Fees

$25.00 per U.S. PATRIOT Act SAR report filing

$50.00 per Escheatment State filing

Account or Minimum Fees, whichever is applicable, are billed monthly at 1/12th of the stated annual rate. Out-of-Pocket fees are billed monthly, as incurred.

Benefit Plan Processing:

Benefit Plan Processing Fees, which can be charged to the Shareholder of the Fund, for Individual Retirement Accounts (“IRAs or 403(b)s”):

	IRA	403(b)
Acceptance fee (per account)	$10.00	$20.00
Annual Maintenance fee (per account per year)	$15.00	$20.00
Liquidation/Transfer fee (per transaction)	$15.00	$20.00

Administrative Service Agent Fee Schedule

PGIS shall receive an annual fee equal to 0.05% of the average daily net asset value of each Portfolio of the Fund, subject to a maximum annual fee of fifty thousand dollars ($50,000.00) per Portfolio. The fee is to be computed daily and is payable on the first business day following the calendar month being billed.

Conversion/Termination of Agreement

Upon termination of this Agreement, PGIS reserves the right to assess reasonable fees to cover conversion expenses incurred by it in effecting such conversion.

Schedule D

OUT-OF-POCKET EXPENSES

The Fund shall reimburse PGIS monthly for applicable out-of-pocket expenses at cost or otherwise agreed upon rates, including, but not limited to the following items:

•      Postage - direct pass through to the Fund

•      Telephone and telecommunication costs, including all lease, maintenance and line costs

•      Proxy solicitations, mailings and tabulations

•      Shipping, Certified and Overnight mail and insurance

•      Terminals, communication lines, printers and other equipment and any expenses incurred in connection, with such terminals and lines

•      Disaster recovery services

•      Website administration

•      Duplicating services

•      Distribution and Redemption Check Issuance Courier services

•      Federal Reserve charges for check clearance

•      Reasonably necessary overtime, as approved by a member of the Fund’s Board

•      Reasonably necessary temporary staff, as approved by a member of the Fund’s Board

•      Reasonably necessary travel, as approved by a member of the Fund’s Board other than the traveling person

•      Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors

•      Third party audit reviews

•      Insurance

•      Pricing services (or services used to determine Fund NAV)

•      Vendor set-up charges for Blue Sky and other services

•      Blue Sky filing or registration fees EDGAR filing fees

•      Vendor pricing comparison

•      Printed materials including, but not limited to, statement paper, check stock, envelopes, tax forms, retirement plan documents

•      NSCC participant charges

•      Customer identity verification and lost shareholder search fees

•      Rule 22c-2 fees

•      Consulting services to create custom reports, shareholder reports, regulatory filings and programming to meet specialized servicing requirements

•      Such other expenses as are agreed to by PGIS and the Fund

The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with PGIS. In addition, the Fund will promptly reimburse PGIS for any other unscheduled expenses incurred by PGIS whenever the Fund and PGIS mutually agree that such expenses are not otherwise properly borne by PGIS as part of its duties and obligations under the Agreement. If an expense requiring Board approval is incurred, PGIS will report to the Board at its next meeting concerning the amount of the expense and the reason it was incurred.